Exhibit 99.1

[LETTERHEAD OF SYNBIOTICS]

Paul R. Hays	Keith A. Butler
President & COO	Vice President and CFO
858-451-3771 x1401	858-451-3771 x1413
paulh@synbiotics.com	keith@synbiotics.com

Synbiotics Corporation Reports First Quarter Results

San Diego, California: May 6, 2003—Synbiotics Corporation (OTCBB: SBIO) today announced that net income for the first quarter ended March 31, 2003, was $1,398,000 or $0.07 per share ($0.03 per share on a fully-diluted basis), compared to a loss of ($10,752,000) or ($1.12) per share for the prior year quarter.

The results for the quarter ended March 31, 2003, include a one-time litigation settlement gain of $515,000 or $0.03 per share ($0.01 per share on a fully-diluted basis), whereas the prior year quarter was negatively impacted by one-time charges related to retention bonuses and goodwill impairment totaling $11,331,000 or $1.18 per share.

Synbiotics’ revenues were $6,150,000 for the first quarter ended March 31, 2003, a decrease of 6% from $6,534,000 for the prior year quarter ended March 31, 2002.

Synbiotics Corporation develops, manufactures and markets veterinary diagnostics, instrumentation and related products for the companion animal, large animal and poultry markets worldwide. Headquartered in San Diego, California, Synbiotics manufactures and distributes its products through its operations in San Diego, CA, and Lyon, France. For information on Synbiotics and its products, visit the Company’s website at www.synbiotics.com.

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